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                                                                     EXHIBIT 2.1

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                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                                   HIFN, INC.

                                  (AS "BUYER"),

                                       AND

                   INTERNATIONAL BUSINESS MACHINES CORPORATION

                                  (AS "SELLER")

                            DATED: DECEMBER 30, 2003






Asset Purchase Agreement                 1                        Execution Copy
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TABLE OF CONTENTS

Article I.   Purchase and Sale of Assets.............................    9
     1.1.    Transferred Assets......................................    9
     1.2.    Excluded Assets.........................................    9
     1.3.    Consideration...........................................    9
     1.4.    Assumed Liabilities.....................................   10

Article II.  Closing.................................................   10
     2.1.    Closing Date............................................   10
     2.2.    Closing Statement.......................................   10

Article III. Tax Matters.............................................   11
     3.1.    Allocation of Purchase Price............................   11
     3.2.    Filing of Returns and Payment of Taxes..................   11
     3.3.    Refunds and Credits.....................................   12
     3.4.    Transfer Taxes..........................................   12

Article IV.  Additional Covenants and Agreements.....................   12
     4.1.    Consents, Novations and Subcontracted Work..............   12
     4.2.    Intentionally Omitted...................................   13
     4.3.    Intentionally Omitted...................................   13
     4.4.    Further Action..........................................   13
     4.5.    Assumed Liabilities.....................................   13
     4.6.    Post Closing Payments...................................   13

Article V.   Representations and Warranties of Buyer.................   14
     5.1.    Incorporation...........................................   14
     5.2.    Authority...............................................   14
     5.3.    No Conflict.............................................   14
     5.4.    Governmental Consents...................................   15
     5.5.    No Broker...............................................   15

Article VI.  Representations and Warranties of Seller................   15
     6.1.    Incorporation...........................................   15
     6.2.    Authority...............................................   15


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
     6.3.    No Conflict.............................................  15
     6.4.    Governmental Consents...................................  16
     6.5.    No Broker...............................................  16
     6.6.    Title to Personal Property..............................  16
     6.7.    Litigation..............................................  16
     6.8.    No Rights In Others To Transferred Assets...............  16
     6.9.    Contracts...............................................  17
    6.10.    Intentionally Omitted...................................  17
    6.11.    Warranties..............................................  17
    6.12.    Tax Matters.............................................  17

Article VII. Conditions of Buyer's Obligations.......................  17
     7.1.    Representations and Warranties..........................  17
     7.2.    Consents, Approvals and Injunctions.....................  18
     7.3.    Governmental Rule.......................................  18
     7.4.    Injunctions, Orders.....................................  18
     7.5.    Operative Agreements....................................  18
     7.6.    Closing Documents.......................................  18
     7.7.    Proceedings.............................................  19

Article VIII.Conditions to Seller's Obligations....................... 19
     8.1.    Payment of Purchase Price...............................  19
     8.2.    Representations and Warranties..........................  19
     8.3.    Consents, Approvals and Injunctions.....................  19
     8.4.    Operative Agreements....................................  20
     8.5.    Injunction, Orders......................................  20
     8.6.    Closing Documents.......................................  20
     8.7.    Intentionally Omitted...................................  20
     8.8.    Proceedings.............................................  20

Article IX.  General Matters.........................................  20
     9.1.    Survival of Representations and Warranties..............  20
     9.2.    Limitation of Liability.................................  21
     9.3.    Public Announcements....................................  21
     9.4.    Costs ..................................................  22
     9.5.    Due Diligence...........................................  22


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
     9.6.    Bulk Sales..............................................  22
     9.7.    Modification and Waiver.................................  22
     9.8.    Governing Law...........................................  22
     9.9.    Notices.................................................  23
    9.10.    Assignment..............................................  23
    9.11.    Counterparts............................................  23
    9.12.    No Third Party Beneficiaries............................  23
    9.13.    Entire Agreement........................................  24
    9.14.    Headings................................................  24

Exhibits:
         Exhibit A   Assignment and Assumption Agreement.............  25
         Exhibit B   Bill of Sale....................................  29
         Exhibit C   Schedule of Disclosures and Exceptions..........  30

Schedules:
         Schedule A       Additional Permitted Liens
         Schedule 1.1.    Transferred Assets
         Schedule 1.4.    Assumed Liabilities
         Schedule 3.1.    Allocation of Purchase Price
         Schedule 4.4     Required Consents to Assignment/Novation
         Schedule 6.7.    Litigation

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                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT, dated as of December 30, 2003 (the "Agreement"), by and among HIFN, INC., a Delaware corporation ("Buyer"), and INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation ("Seller" or "IBM").

                              W I T N E S S E T H:

      WHEREAS, Seller wishes to sell the Transferred Assets (as defined herein) used in the development and sale of certain picoprocessor network processor products; and

      WHEREAS, Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, the Transferred Assets for the Purchase Price (as defined herein) and subject to the terms and conditions hereinafter set forth; and

      NOW, THEREFORE, in consideration of the premises set forth above and the respective covenants, agreements, representations and warranties hereinafter set forth, Buyer and Seller hereby agree as follows:

                                  DEFINITIONS.

      CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the meanings specified below:

      "AFFILIATE" shall mean, as to any Person, any other Person that is controlling, controlled by or under common control with such Person.

      "ALLOCATION STATEMENTS" shall have the meaning set forth in Section 3.1.

      "ASSUMED LIABILITIES" shall have the meaning set forth in Section 1.4.

      "ASSUMPTION AGREEMENT" shall mean the Assignment and Assumption Agreement in the form set out in Exhibit "A" to be entered into by Buyer and Seller on the Closing Date and by which Buyer assumes the Assumed Liabilities.

      "BILL OF SALE" shall mean the Bill of Sale in the form set out in Exhibit "B" to be entered into by Buyer and Seller on the Closing Date.

      "BURDENSOME CONDITION" shall mean any action taken, or credibly threatened, by or before any Governmental Authority or other Person to challenge the legality of the transactions contemplated by the Operative Agreements or that would otherwise deprive a Party of the material benefit of any such transaction, including (i) the


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pendency of an investigation by a Governmental Authority (formal or informal),
(ii) the institution of any litigation, or threat thereof, (iii) an order by a Governmental Authority of competent jurisdiction preventing consummation of the transactions contemplated by the Operative Agreements or placing material conditions or limitations upon such consummation, or (iv) the issuance of any subpoena, civil investigative demand or other request for documents or information relating to such transactions that is unreasonably burdensome in the reasonable judgment of the applicable Person.

      "CLOSING" shall have the meaning set forth in Section 2.1.

      "CLOSING DATE" shall have the meaning set forth in Section 2.1.

      "CLOSING STATEMENT" shall have the meaning set forth in Section 2.2.

      "CODE" shall have the meaning set forth in Section 3.1.

      "CONFIDENTIALITY AGREEMENT" shall mean that certain Confidentiality Agreement between Seller and Buyer, regarding the transactions contemplated herein entered into on the Date of Execution.

      "CUSTOM SALES AGREEMENT" shall mean the agreement entitled Custom Sales Agreement between the Seller and Buyer entered into as of the Closing Date, including the attachments thereto.

      "DATE OF EXECUTION" shall mean the date this Agreement and the other Operative Agreements identified for signature on that date are signed.

      "DISCLOSURE SCHEDULE" shall have the meaning set forth in the Schedule of Disclosures and Exceptions to this Agreement.

      "FINAL DETERMINATION" shall mean (i) in respect of U.S. Federal income taxes a "determination" as defined in Section 1313(a) of the Code or the execution of an Internal Revenue Service Form 870-AD, and (ii) in respect of Taxes other than U.S. Federal income taxes, any final determination of liability in respect of a Tax which determination, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including by reason of the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations).

      "GOVERNMENTAL ACTIONS" shall mean any authorizations, consents, approvals, waivers, exceptions, variances, franchises, permissions, permits, and licenses of, and filings and declarations with, Governmental Authorities, including the expiration or termination of waiting periods imposed under the HSR Act.

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      "GOVERNMENTAL AUTHORITY" shall mean any federal, state or local court, governmental or administrative agency or commission or other governmental agency, authority, instrumentality or regulatory body, domestic or foreign.

      "GOVERNMENTAL RULE" shall mean any statute, law, treaty, rule, code, ordinance, regulation or order of any Governmental Authority or any judgment, decree, injunction, writ, order or like action of any federal, state or local court, arbitrator or other judicial tribunal of competent jurisdiction, domestic or foreign.

      "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "IN SCOPE PRODUCTS" shall have the meaning ascribed to it under the Intellectual Property Agreements.

      "INTELLECTUAL PROPERTY AGREEMENTS" shall mean the following agreements entered into between the Buyer and Seller on the Date of Execution: (i) Intellectual Property Agreement, and (ii) Patent License Agreement.

      "LIENS" shall mean pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

      "LIMITATION AMOUNT" shall have the meaning set forth in Section 9.2.

      "OPERATIVE AGREEMENTS" shall mean this Agreement, the Bill of Sale, the Assumption Agreement, the Transition Services Agreement, the Confidentiality Agreement, the Custom Sales Agreement, and the Intellectual Property Agreements.

      "PARTIES" shall mean Buyer and Seller.

      "PARTY" shall mean Buyer or Seller.

      "PERMITTED LIENS" shall mean: (i) Liens for Taxes, assessments and governmental charges due and being contested in good faith by Seller; (ii) any Liens upon any of the Transferred Assets, provided that the same are not of such a nature that would materially adversely affect the value of the Transferred Assets, taken as a whole; (iii) Liens for Taxes either not due and payable or due but for which notice of assessment has not been given, or which may thereafter be paid without penalty; (iv) undetermined or inchoate Liens, charges and privileges incidental to current operations or the ordinary course of business; (v) any statutory Liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any Governmental Authority that have not at the time been filed or registered against title to the Transferred Assets or that relate to obligations that are not due or delinquent; (vi) security given in the ordinary course of business to any public utility, Governmental Authority or to any statutory or public authority in connection with the Transferred Assets; (vii) other imperfections of title or encumbrances, if any, which imperfections of title or other encumbrances do not


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materially impair the use of the assets to which they relate;; and (viii) any
Liens described on Schedule A.

      "PERSON" shall mean any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Authority or other entity, and shall include any successor (by merger or otherwise) of such entity.

      "PRE-CLOSING TAX PERIOD" shall have the meaning set forth in Section 3.2.

      "PURCHASE PRICE" shall have the meaning specified in Section 1.3.

      "SUBCONTRACTED WORK" shall have the meaning set forth in Section 4.1.

      "SUBSIDIARY" of any Person shall mean a corporation, company, or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, limited liability company, joint venture or unincorporated association), but more than 50% of whose ownership interest representing the right to make decisions for such entity is, now or hereafter owned or controlled, directly or indirectly, by such Person, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

      "TAX" OR "TAXES" shall mean all taxes, imposts, duties, withholdings, charges, fees, levies, or other assessments imposed by any governmental or taxing authority, whether domestic or foreign, (including but not limited to, income, excise, property, sales, use, transfer, conveyance, payroll or other employment related tax, license, registration, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, estimated severance, stamp taxes, taxes based upon or measured by capital stock, net worth or gross receipts and other taxes) together with all interest, fines, penalties and additions attributable to or imposed with respect to such amounts and any obligations under any agreement or arrangements with any Person with respect to such amounts.

      "TAX RETURNS" shall have the meaning set forth in Section 3.2

      "TRANSFERRED ASSETS" shall mean such tangible personal property listed on
Schedule 1.1 to this Agreement, subject to Section 1.1, as the same may be depleted or augmented prior to the Closing Date while being managed in the ordinary course of business.

      "TRANSITION SERVICES AGREEMENT" shall mean the agreement so entitled between Buyer and Seller entered into on the Date of Execution.


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                     ARTICLE I. PURCHASE AND SALE OF ASSETS.

      1.1 TRANSFERRED ASSETS. Upon the terms and subject to the conditions hereof, as of the Closing Date, Seller hereby sells, transfers, conveys, assigns and delivers to Buyer, and Buyer hereby purchases and accepts from Seller, all right, title and interest of Seller in and to the Transferred Assets (subject to the Closing Statement adjustments). The Transferred Assets will be made available on the Closing Date, where then located, it being understood and agreed that (a) for any of the Transferred Assets on loan to a customer and located at a customer's facility, such Transferred Assets will remain at the customer's facility pursuant to, and in accordance with, the terms and conditions of the applicable contract or agreement between Seller and customer, and (b) for all inventory and test equipment, such Transferred Assets will be used by Seller in support of its obligations to Buyer under the Transition Services Agreement.

      1.2. EXCLUDED ASSETS. Notwithstanding anything to the contrary in this Agreement, any assets not set forth on Schedule 1.1 will be retained by Seller and are excluded from the Transferred Assets, including, without limitation (i) any interest in any contractual arrangement with any Affiliate of Seller, (ii) any interests of Seller in real property or any fixtures, and (iii) all accounts receivables in respect of goods or services shipped or provided by Seller or Seller's Affiliates, directly or indirectly, prior to the end of the Closing Date. All intellectual property matters are addressed exclusively in the Intellectual Property Agreements, and no intellectual property matters are included in the subject matter of this Agreement.

         1.3. CONSIDERATION. The purchase price to be paid by Buyer to Seller for the Transferred Assets (excluding inventory set forth in Schedule 1.1), the matters set forth in the Intellectual Property Agreements and the Assumed Liabilities shall be FIFTEEN MILLION US DOLLARS (US $15,000,000), and the purchase price to be paid by Buyer to Seller for the inventory set forth in
Schedule 1.1 shall be NINE HUNDRED SEVENTY TWO THOUSAND EIGHT HUNDRED SIXTY SIX US DOLLARS (US $972,866) (the combined amounts, hereafter referred to as the "Purchase Price"). Therefore, on the Closing Date, Buyer shall pay to Seller the aggregate amount set forth in this Section 1.3, which is FIFTEEN MILLION NINE HUNDRED SEVENTY TWO THOUSAND EIGHT HUNDRED SIXTY SIX US DOLLARS (US $15,972,866), by electronic funds transfer, such sum in immediately available funds. All payments shall be made in United States dollars. The portion of the Purchase Price attributed to inventory shall be paid to the following account:

         Account Name:     IBM Corporation Concentration Account
         Account No.:      323-213499
         Bank:             The Chase Manhattan Bank
                           New York, NY 10005
         ABA Routing No:   021000021
         SWIFT:            CHASUS33


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The remaining portion of the Purchase Price shall be paid to the following account:

         Account Name:       International Business Machines Corporation
         Bank:               The Bank of New York, 1 Wall St., NY, NY 10286
         Account Number:     890-0209-674
         Reference:          IBM, Director of Licensing
         ABA Routing Number: 0210-0001-8
         SWIFT Code:         IRVTUS3N

      1.4. ASSUMED LIABILITIES. Upon the terms and subject to the conditions hereof, as of the Closing, Seller will assign and transfer to Buyer, and Buyer will assume, and thereafter shall fully perform and discharge, on a timely basis and in accordance with their respective terms and conditions (a) the liabilities, obligations and commitments of Seller listed on Schedule 1.4 hereto, (including, without limitation, the contracts being assigned in whole or in part to Buyer), (b) all warranty obligations of Seller for any In Scope Products (and reference platforms related thereto) sold by Seller to any customers or distributors prior to Closing Date, and (c) the existing software maintenance obligations of Seller listed in Schedule 1.4 with respect to software licensed by Seller prior to Closing Date in connection with any In Scope Product (collectively, subsections (a), (b), (c) are referred to as the "Assumed Liabilities"). Except for the Assumed Liabilities or as provided in the Operative Agreements, Buyer is not assuming or undertaking any obligations or liabilities of Seller of any nature related to Seller's or its Affiliates' operations or sales of the In Scope Products prior to the Closing Date.

                              ARTICLE II. CLOSING.

      2.1. CLOSING DATE. Subject to the conditions set forth in Articles VII and VIII below, the closing of the transaction provided for in this Agreement (the "Closing") shall take place at the offices of Seller on the third business day following the expiration or early termination of all applicable HSR waiting periods and the satisfaction or waiver of the other conditions set forth in Articles VII and VIII hereof, or at such other time or on such other date as may be agreed by Seller and Buyer (the "Closing Date"). All transactions provided for herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as soon as the Parties have completed the Closing or as of the close of business on the Closing Date, whichever first occurs.

      2.2. CLOSING STATEMENT. Within six (6) days after Closing, Seller will prepare and deliver to Buyer a closing statement for the inventory and test equipment that constitute the Transferred Assets (the "Closing Statement"), as of the Closing Date. The purpose of the Closing Statement is to correctly reflect any changes in the listing of such physical assets between the Date of Execution and the Closing. For purposes of the Closing Statement, each unit of inventory will be assigned the price ascribed to it in Schedule 1.1 and each piece of test equipment will be assigned its net book value on the books of the Seller as of the Closing Date. The Closing Statement shall become final and

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binding upon the Parties unless Buyer gives written notice of its disagreement of such items included on or excluded from the Closing Statement within six (6) days following Buyer's receipt of the Closing Statement. Any such notice shall specify in reasonable detail the nature of any disagreement so asserted. In the event that the Closing Statement (as finally resolved) indicates an error in the Purchase Price, within 15 days of such statement becoming final, such error shall be corrected by either (i) Seller tendering a check to Buyer in the event that Buyer overpaid at the Closing or (ii) Buyer tendering a check to Seller in the event that Buyer underpaid at the Closing.

                            ARTICLE III. TAX MATTERS.

      3.1. ALLOCATION OF PURCHASE PRICE. Except as otherwise required pursuant to a Final Determination, Buyer and Seller agree on a tax allocation of the Purchase Price as set forth in Schedule 3.1 (the "Allocation Statements"), allocating the total of the Purchase Price (and other payments properly treated as additional Purchase Price for Tax purposes) to the different Transferred Assets pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (hereinafter, the "Code").

      Buyer and Seller shall each file all income, franchise and other Tax Returns (as defined below), and execute such other documents as may be required by any Governmental Authority, in a manner consistent with the Allocation Statements. Buyer shall prepare the Form 8594 under Section 1060 of the Code based on the Allocation Statements and deliver such form and all documentation used in the preparation and support of such Allocation Statements and form (including, but not limited to, appraisals) to the Seller within 30 days after finalizing of the Allocation Statements. The Buyer and the Seller agree to file such form with each relevant taxing authority and to refrain from taking any position inconsistent with such form or Allocation Statements.

      3.2. FILING OF RETURNS AND PAYMENT OF TAXES. Seller shall prepare and file, or cause to be prepared and filed, with the appropriate authorities all Tax returns, reports and forms (herein "Tax Returns") and shall pay, or cause to be paid, when due all Taxes relating to the Transferred Assets attributable to any taxable period which ends on or prior to the Closing Date (herein "Pre-Closing Tax Period"). Buyer shall prepare and file, or cause to be prepared and filed, with the appropriate authorities all Tax Returns, and shall pay, or cause to be paid, when due all Taxes relating to the Transferred Assets attributable to taxable periods which are not part of the Pre-Closing Tax Period. If, in order to properly prepare its Tax Returns or other documents required to be filed with Governmental Authorities, it is necessary that a party be furnished with additional information, documents or records relating to the Transferred Assets, both Seller and Buyer agree to use reasonable efforts to furnish or make available such non-privileged information at the recipient's request, cost and expense provided, however, that no party shall be entitled to review or examine the Tax Returns of any other party.

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For purposes of this Section 3.2, in the case of any Taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the Taxes for the Pre-Closing Tax Period shall be computed as if the Pre-Closing Tax Period ended as of the close of business on the Closing Date and the amount of Taxes for taxable periods that are not party of the Pre-Closing Tax Period shall be the excess, if any, of (x) the Taxes for the Straddle Period over (y) the Taxes for the Pre-Closing Tax Period.

      3.3. REFUNDS AND CREDITS. Any refunds and credits attributable to the Pre-Closing Tax Period shall be for the account of the Seller and any refunds and credits attributable to the period that is not part of the Pre-Closing Tax Period shall be for the account of the Buyer.

      3.4. TRANSFER TAXES. All transfer, documentary, sales, use, registration, value-added, real estate transfer, and any similar taxes and related fees (including interest, penalties and additions to tax) incurred in connection with this Agreement, the other Operative Agreements and the transactions contemplated hereby and thereby shall be borne by Buyer, in addition to the consideration provided for in Section 1.3. To the extent permitted by applicable law, Buyer and Seller shall cooperate with each other to obtain exemptions from such taxes, provided that neither party shall be obligated to seek any exemption that could reasonably be expected to result in any governmental audit of its books and records.

                ARTICLE IV. ADDITIONAL COVENANTS AND AGREEMENTS.

      4.1. CONSENTS, NOVATIONS AND SUBCONTRACTED WORK. Buyer and Seller shall use reasonable efforts to obtain, as soon as practicable, all requisite consents to transfers, assignments and novations, as the case may be, of all of the Transferred Assets and the Assumed Liabilities. Buyer shall cooperate with Seller (including, where necessary, entering into appropriate instruments of assumption as shall be agreed upon) to have Seller released from all liability to third parties with respect to the Assumed Liabilities, and the Parties will each solicit such releases concurrently, in a manner acceptable to the Parties, with the solicitation of consents from third parties to the transfer, assignment and/or novation of the Transferred Assets and the Assumed Liabilities; provided, that neither Party shall be required to grant any consideration to any third party in order to obtain any such consent, assignment, novation, assumption or release. With respect to any Assumed Liabilities for which Seller has any secondary liability to third parties, Buyer shall provide Seller reasonable access and information in order for Seller to ascertain continuing compliance by Buyer with all contract terms and conditions applicable thereto. The material consents to assignments or novations identified by the Parties as of the Date of Execution, if any, are listed on Schedule 4.1. If any such required consents and novations cannot be secured without the incurring of any significant additional costs, where additional action is deemed necessary by the Parties, the Parties hereby agree to proceed with respect to the underlying rights and obligations as shall permit Buyer to perform the obligations of Seller thereunder, as a subcontractor or otherwise, and Buyer to obtain the benefit thereof (the "Subcontracted Work"); and

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until the requisite consents and novations are obtained, such obligations will not be deemed to be included in the Assumed Liabilities and nothing contained herein will be deemed to constitute a breach of the contract underlying such rights and obligations. Buyer agrees to diligently perform and discharge the obligations of Seller in connection with the Subcontracted Work directly, or indirectly through Seller, as applicable; and to the extent that consents to assignment and novation are obtained after the Closing, the Parties agree that such obligations will no longer be considered to be Subcontracted Work at such time, but will instead be deemed to be Assumed Liabilities for all purposes of this Agreement.

      4.2. INTENTIONALLY OMITTED.

      4.3. INTENTIONALLY OMITTED.

      4.4. FURTHER ACTION. Each of the Parties agrees to execute and deliver after the Closing Date such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable, in the opinion of both Parties' counsel, in order to consummate or implement expeditiously the transactions contemplated hereby. If, within one hundred twenty (120) days after the Closing Date, the Parties determine that certain tangible assets or material contracts (other than any vendor contracts, distributor contracts, or any contracts regarding intellectual property matters) used exclusively in the sale of the In Scope Products as of the Closing Date were mistakenly omitted from Schedule 1.1 or Schedule 1.4, respectively, then the Parties shall work in good faith to resolve such omission.

      4.5. ASSUMED LIABILITIES. Buyer shall discharge the Assumed Liabilities on a timely basis and in accordance with their terms and Buyer agrees that Seller shall have no liability for any failure of Buyer to discharge the Assumed Liabilities in accordance with their terms.

      4.6. POST-CLOSING PAYMENTS. The Parties acknowledge that, after the Closing Date, Seller may make payments to third parties on behalf of Buyer associated with the Transferred Assets and Assumed Liabilities. Buyer agrees to reimburse Seller for such payments immediately upon receipt of an invoice from Seller. Seller shall invoice Buyer monthly on the fifth (5th) day of each month. If Buyer disputes such invoice on the basis that such payment did not relate to the Transferred Assets or the Assumed Liabilities, Buyer shall, within three (3) business days of receiving such invoice, give notice to Seller of such dispute and the Parties shall act in good faith to immediately resolve such dispute. All amounts payable by Buyer to Seller pursuant to this Section 4.6, shall be paid in immediately available funds in U.S. dollars to Seller's account set forth in
Section 1.3.

               ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby represents and warrants to Seller as follows:

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      5.1. INCORPORATION. Buyer is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own its properties and conduct its business as now being conducted, and is duly qualified in each jurisdiction in which its ownership of property requires such qualification except where the failure to so qualify would not have a material adverse effect on Buyer.

      5.2. AUTHORITY. (a) Buyer has the requisite corporate power and authority to execute and deliver each of the Operative Agreements and to perform its obligations under each of the foregoing. Each of the Operative Agreements has been duly and validly authorized, executed and delivered by Buyer and constitutes the valid and binding agreement of Buyer in accordance with its respective terms. No other corporate proceedings on the part of Buyer are necessary to authorize the Operative Agreements and the transactions contemplated by any of the foregoing.

      5.3. NO CONFLICT. The execution and delivery by Buyer of each of the Operative Agreements does not, and the performance of its obligations thereunder, will not:

      (a) conflict with, or result in a breach of, any of the provisions of its Certification of Incorporation or By-Laws;

      (b) breach, violate or contravene any Governmental Rule, or create any right of termination or acceleration or encumbrance, that, singly or in the aggregate, would have a material adverse effect on its authority or ability to perform any of its obligations under this Agreement or the other Operative Agreements or the Assumed Liabilities; or

      (c) conflict in any respect with, or result in a breach of or default under, any contract, license, franchise, permit or any other agreement or instrument to which Buyer or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of its or their properties may be affected or bound that, singly or in the aggregate, would have a material adverse effect on its authority or ability to perform its obligations under this Agreement or the other Operative Agreements or the Assumed Liabilities.

      5.4. GOVERNMENTAL CONSENTS. Other than compliance with the HSR Act pre-notification requirements, if required, no material consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority on the part of Buyer is required in connection with the execution or delivery by Buyer of this Agreement or the other Operative Agreements, or the consummation by Buyer of the transactions contemplated by any of the foregoing.

      5.5. NO BROKER. Neither Buyer nor any of its Subsidiaries has engaged any corporation, firm or other Person who is entitled to any fee or commission as a finder or a broker in connection with the negotiation of this Agreement or the other Operative Agreements or the consummation of the transactions contemplated hereby and thereby, and Buyer shall be responsible for all liabilities and claims (including costs and expenses of defending against same) arising in connection with any claim by a finder or broker that


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
it acted on behalf of Buyer or any of its Subsidiaries in connection with the transactions contemplated hereby and thereby.

              ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF SELLER

      Except as set forth on the disclosure schedule delivered by the Seller to Buyer (the "Disclosure Schedule"), Seller hereby represents and warrants to Buyer as follows:

      6.1. INCORPORATION. Seller is a duly incorporated and validly existing corporation in good standing under the laws of the State of New York, with all requisite corporate power and authority to own its properties and conduct its business, and is duly qualified in each jurisdiction in which its ownership of property requires such qualification except where the failure to so qualify would not have a material adverse effect upon the Transferred Assets.

      6.2. AUTHORITY. Seller has the requisite corporate power and authority to execute and deliver each of the Operative Agreements and to perform its obligations under each of the foregoing. Each of the Operative Agreements has been duly and validly authorized, executed and delivered by Seller and constitutes the valid and binding agreement of Seller in accordance with its respective terms. No other corporate proceedings on the part of Seller are necessary to authorize the Operative Agreements and the transactions contemplated by any of the foregoing.

      6.3. NO CONFLICT. The execution and delivery by Seller of this Agreement and each of the other Operative Agreements does not, and the performance by Seller of its obligations thereunder will not:

      (a) conflict with, or result in a breach of, any of the provisions of its Articles of Incorporation or By-Laws;

      (b) breach, violate or contravene any applicable federal or state (or any political subdivision thereof) law, rule or regulation, domestic or foreign, or any order, writ, judgment, injunction, decree, determination or award, or create any right of termination or acceleration or encumbrance, that, singly or in the aggregate, would have a material adverse effect on (i) its authority or ability to perform its obligations under each of the Operative Agreements, or (ii) the Transferred Assets; or

      (c) conflict in any respect with, or result in a breach of or default under, any contract, license, franchise, permit or any other agreement or instrument to which Seller is a party or by which it or any of the Transferred Assets may be bound that, singly or in the aggregate, would have a material adverse effect on (i) its authority or ability to perform its obligations under each of the Operative Agreements, or (ii) the Transferred Assets (except for agreements and instruments that require the consent or approval of a third party for the transactions contemplated by this Agreement).

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
      6.4. GOVERNMENTAL CONSENTS. Other than compliance with the HSR pre-notification requirements and Section 6.10, no material consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority on the part of Seller is required in connection with the execution or delivery by Seller of this Agreement or the other Operative Agreements or the consummation by Seller of the transactions contemplated by any of the foregoing.

      6.5. NO BROKER. Seller has engaged no corporation, firm or other Person who is entitled to any fee or commission as a finder or a broker in connection with the negotiation of this Agreement or the other Operative Agreements or the consummation of the transactions contemplated hereby and thereby, and Seller shall be responsible for all liabilities and claims (including costs and expenses of defending against same) arising in connection with any claim by a finder or broker that it acted on behalf of Seller in connection with the transactions contemplated hereby.

      6.6. TITLE TO PERSONAL PROPERTY. Seller has good and marketable title to all tangible personal property listed on Schedule 1.1 hereto, free and clear of any Liens, other than Permitted Liens.

      6.7. LITIGATION. Except as disclosed on Schedule 6.7, there are no actions, suits, proceedings or investigations pending or, to Seller's knowledge, threatened in a writing to Seller against or directly affecting the Transferred Assets, at law or in equity, including any administrative proceedings or condemnation actions with any Governmental Authority. There is no existing default by Seller with respect to any judgment, order, writ, injunction or decree of any Governmental Authority or arbitrator that materially adversely affects the Transferred Assets.

      6.8. NO RIGHTS IN OTHERS TO TRANSFERRED ASSETS. Neither Seller nor any Affiliate of Seller is party to any outstanding contracts or other arrangements giving any Person any present or future right to require Seller to transfer to any Person any ownership or possessory interest in, or to grant any lien on, any of the Transferred Assets, other than pursuant to this Agreement.

      6.9. CONTRACTS. Schedule 1.4 contains a true and complete list of all material contracts included in the Transferred Assets and Assumed Liabilities. Seller has performed or is performing all material obligations required to be performed by it under such contracts and is not (with or without notice, lapse of time or both) in breach or default in any material respect thereunder; and, to the knowledge of Seller, no other party to any of such contracts is (with or without notice or lapse of time or both) in breach or default in any material respect thereunder.

      6.10. INTENTIONALLY OMITTED.

      6.11. WARRANTIES. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS ARTICLE VI, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, CONCERNING


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THE TRANSFERRED ASSETS AND ASSUMED LIABILITIES, IT BEING SPECIFICALLY UNDERSTOOD
BY BUYER THAT, EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE VI, THE TRANSFERRED ASSETS AND ASSUMED LIABILITIES ARE BEING SOLD AND TRANSFERRED
"AS IS" IN ALL RESPECTS. SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF BUYER'S, WHETHER OR NOT SELLER HAS BEEN MADE AWARE OF ANY SUCH PURPOSE.


      6.12 TAX MATTERS. Seller has timely filed within the time period for filing or any extension granted with respect thereto, all Tax returns which it is required to file relating or pertaining to any and all Taxes attributable to or levied upon the Transferred Assets with respect to the Pre-Closing Tax Period and has paid any and all Taxes it is required to pay in connection with the taxable period to which such Tax returns relate. There are (and as of immediately following the Closing there will be) no liens for Taxes on the Transferred Assets, other than Permitted Liens, and no action, proceeding or, to the knowledge of Seller, investigation has been instituted against Seller which would give rise to any such lien, other than Permitted Liens. Seller has no knowledge of any claims asserted or threatened with respect to any Taxes. None of the Transferred Assets are treated as "tax-exempt use property" within the meaning of Section 168(b) of the Code.

                 ARTICLE VII. CONDITIONS OF BUYER'S OBLIGATIONS

      The obligation of Buyer to consummate the transactions contemplated herein is subject to the satisfaction (or waiver by Buyer) of the conditions set forth below in this Article.

      7.1. REPRESENTATIONS AND WARRANTIES. Subject to Section 9.2, the representations and warranties of Seller made in this Agreement shall be true and correct in all material respects as of the Date of Execution and as of the Closing Date with the same effect as if made at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier time in which case such representations and warranties shall be true and correct in all material respects as of such earlier time. Seller shall have performed in all material respects its respective covenants and agreements contained in this Agreement and the other Operative Agreements required to be performed at or prior to the Closing.

      7.2. CONSENTS, APPROVALS, AND INJUNCTIONS. (a) Seller shall have obtained or made all consents, approvals, orders, licenses, permits and authorizations of, and registrations, declarations and filings with, any Governmental Authority or any other Person required to be obtained or made by or with respect to the Transferred Assets in connection with the execution and delivery of this Agreement and the other Operative Agreements.


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Confidential.

      (b) No injunction, order or decree of any Governmental Authority shall be in effect as of the Closing, and no lawsuit, claim, proceeding or investigation shall be pending or threatened by or before any Governmental Authority as of the Closing, which would restrain, prohibit or make unlawful the consummation of the transactions contemplated by the Operative Agreements or invalidate or suspend any provision of the Operative Agreements.

      (c) No action or proceeding challenging the transactions or any provision of this Agreement or the other Operative Agreements shall be pending or threatened against any party.

      7.3. GOVERNMENTAL RULE. No Governmental Rule shall have been instituted, issued or proposed to restrain, enjoin or prevent the transfer of the Transferred Assets as contemplated hereby or to invalidate, suspend or require modification of any material provision of any Operative Agreement.

      7.4. OPERATIVE AGREEMENTS. Seller shall have entered into each of the Operative Agreements to be executed by it and each such Operative Agreement shall be in full force and effect without breach thereunder by Seller.

      7.5. INJUNCTIONS, ORDERS. No injunction, order or decree of any Governmental Authority shall be in effect as of the Closing, and no lawsuit, claim, proceeding or investigation shall be pending or threatened by or before any Governmental Authority as of the Closing, which would restrain, prohibit or make unlawful the transfer of the Transferred Assets or invalidate or suspend any provision of any Operative Agreement.

      7.6. CLOSING DOCUMENTS. Seller shall have delivered to Buyer the following documents:

      (a) a certificate, dated as of the Closing Date, to the effect that the representations and warranties of Seller in this Agreement are true and correct and that all actions required to be taken by Seller prior to the Closing have been duly taken; and

      (b) a certificate of the secretary or assistant secretary of Seller, dated the Closing Date, as to the continued existence of Seller.

      7.7. PROCEEDINGS. All corporate and legal proceedings taken by Seller in connection with the execution of the Operative Agreements and the transfer of the Transferred Assets shall be reasonably satisfactory in form and substance to Buyer and its counsel, and Buyer shall have received all such certified or other copies of all such documents as it shall have reasonably requested.


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Confidential.

      7.8. USE OF TRANSFERRED ASSETS. Seller's use of the Transferred Assets from the Date of Execution until the Closing Date shall have been generally consistent with Seller's past practices with respect to such Transferred Assets prior to the Date of Execution; it being understood that Seller intends to fulfill purchase orders from the inventory until the end of the Closing Date, and that the parties will adjust the Purchase Price for any change in the Transferred Assets pursuant to Section 2.2.

                ARTICLE VIII. CONDITIONS TO SELLER'S OBLIGATIONS.

      The obligations of Seller to consummate the transactions contemplated herein shall be subject to the satisfaction (or waiver by Seller) of the conditions set forth below in this Article.

      8.1 PAYMENT OF PURCHASE PRICE. The payment of the Purchase Price in the manner specified in Section 1.3, and all other consideration set forth in
Section 1.3 or the other Operative Agreements due at Closing.

      8.2. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects as of the Date of Execution and as of the Closing Date with the same effect as if made at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier time in which case such representations and warranties shall be true and correct in all material respects as of such earlier time. Buyer shall have performed in all material respects its respective covenants and agreements contained in this Agreement and the other Operative Agreements required to be performed at or prior to the Closing.

      8.3. CONSENTS, APPROVALS AND INJUNCTIONS. (a) Buyer shall have obtained or made all consents, approvals, licenses, permits and authorizations of, and registrations, declarations and filings with, any Governmental Authority or any other Person required to be obtained or made by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Operative Agreements.

      (b) No injunction, order or decree of any Governmental Authority shall be in effect as of the Closing, and no lawsuit, claim, proceeding or investigation shall be pending or threatened by or before any Governmental Authority as of the Closing, which would restrain, prohibit or make unlawful the transfer of the Transferred Assets or the Assumed Liabilities or invalidate or suspend any provision of the Operative Agreements.

      (c) No Burdensome Condition shall exist with respect to Seller in connection with the transactions contemplated by the Operative Agreements.

      8.4. OPERATIVE AGREEMENTS. Buyer shall have entered into each of the Operative Agreements to be executed by it and each such Operative Agreement shall be in full force and effect without breach thereunder by Buyer.


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Confidential.

      8.5. INJUNCTIONS, ORDERS. No injunction, order or decree of any Governmental Authority shall be in effect as of the Closing, and no lawsuit, claim, proceeding or investigation shall be pending or threatened by or before any Governmental Authority as of the Closing, which would restrain, prohibit or make unlawful the transfer of the Transferred Assets or invalidate or suspend any provision of any Operative Agreement.

      8.6. CLOSING DOCUMENTS. Buyer shall have delivered to Seller the following documents:

      (a) a certificate of an authorized officer of Buyer, dated the Closing Date, to the effect that Buyer's representations and warranties in this Agreement are true and correct and that all actions required to be taken by Buyer have been duly taken; and

      (b) a certificate of the secretary or assistant secretary of Buyer, dated the Closing Date, as to the continued existence of Buyer, certifying the authorization of the execution, delivery and performance of the Operative Agreements and the corporate approvals of Buyer authorizing the actions to be taken by Buyer under the Operative Agreements.

      8.7. INTENTIONALLY OMITTED.

      8.8. PROCEEDINGS. All corporate and legal proceedings taken by Buyer in connection with the transactions contemplated by the Operative Agreements and all documents and papers relating to such transactions shall be reasonably satisfactory in form and substance to Seller and its counsel, and Seller shall have received all such certified or other copies of all such documents as it shall have reasonably requested.

                          ARTICLE IX. GENERAL MATTERS.

      9.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by the Parties in this Agreement or in any schedule, document, certificate or other instrument delivered by or on behalf of the Parties pursuant to this Agreement shall survive the Closing for a period of twelve (12) months after the Closing Date; provided, however, that all representations and warranties relating to the Assumed Liabilities shall survive the Closing Date until the expiration of the applicable statute of limitation with respect thereto.

      9.2. LIMITATION OF LIABILITY. Notwithstanding anything to the contrary set forth in the Operative Agreements, unless this section is specifically excluded from application to a specific Operative Agreement, Seller shall not be liable for any amounts with respect to the breach of any representations or warranties contained in any Operative Agreement unless and until such amounts shall exceed in the aggregate $50,000 (the "Limitation Amount") (in which case Seller shall only be liable with respect to the excess over the Limitation Amount). There shall be no Seller liability with respect to any such


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Confidential.

matter for individual amounts of less than $25,000 and such amounts shall not be taken into account in determining whether the Limitation Amount has been exceeded. Notwithstanding anything to the contrary set forth in the Operative Agreements, unless this section is specifically excluded from application to a specific Operative Agreement or provision in an Operative Agreement, in no event shall Seller's total liability with respect to any and all causes of action arising out of, or related to, any representations or warranties contained in the Operative Agreements exceed Four Million U.S. Dollars (US $4,000,000) in the aggregate provided, however that such limitation shall not be applicable with respect to Seller's representation set forth in Section 6.6 of this Agreement.

For purposes of this Section 9.2 only, reference to the Operative Agreements shall exclude the Custom Sales Agreement. Neither Seller nor Buyer shall be responsible for any indirect, incidental, punitive, special or consequential damages whatsoever, including, but not limited to, loss of profits, goodwill, business interruptions, or claims of customers, even if advised of the possibility of such damages.

      9.3. PUBLIC ANNOUNCEMENTS. The Operative Agreements and the proposed transaction is subject to and confidential under the Confidentiality Agreement. For six (6) months after the Closing Date, all public announcements relating to this Agreement or the transactions contemplated hereby shall be made only after consultation between the Parties, except for disclosures by either Party that in the opinion of counsel for such Party are required by law, rule or regulation. Any disclosures to customers in connection with commercial relationships shall not reveal the Purchase Price of this Agreement. Notwithstanding the foregoing, either Party shall have the right, in its sole discretion, to make such disclosures as it may deem necessary or advisable to any Governmental Authority. In the event of a breach or anticipatory breach of this Section 9.3 by either Party, the other Party shall be entitled, in addition to any and all other remedies available at law or in equity, to preliminary and permanent injunctive relief and specific performance without proving damages.

Each of the parties hereto will rely on their own advisors with respect to advice regarding the tax treatment and structure of the transactions contemplated herein (the "Transaction"). The parties also recognize that under IRS regulations promulgated with respect to tax shelters ("Tax Shelter Regulations"), a transaction may be deemed a "confidential transaction" thereunder unless the related agreements expressly permit the disclosure of the "tax treatment and tax structure" of the transaction. Therefore, notwithstanding anything to the contrary herein or in any other document related to the Transaction, each of the parties agree that the other may disclose all information regarding the "tax treatment and tax structure" of the Transaction, subject to such limitations on disclosure, if any, as are allowable under the Tax Shelter Regulations without causing the transaction contemplated under this Agreement to be treated as a reportable transaction. This clause shall apply to all confidentiality agreements and clauses or confidentiality obligations relating to this Transaction.


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Confidential.

      9.4. COSTS. Each Party shall be responsible for the costs and expenses incurred by it in the negotiation, execution and delivery of the Operative Agreements and, except as otherwise provided elsewhere in such agreements, the consummation of the transactions contemplated hereby and thereby.

      9.5. DUE DILIGENCE. Buyer has engaged in the entire due diligence effort it deemed appropriate prior to executing this Agreement. The sale of the Transferred Assets is based solely upon the results of that due diligence and there has been no reliance upon the representations or statements of Seller, other than as set forth in Article VI.

      9.6. BULK SALES. Buyer hereby waives compliance by Seller with any applicable bulk sales or similar laws. Buyer shall discharge the Assumed Liabilities in accordance with their terms and Buyer agrees that Seller shall have no liability for any failure of Buyer to discharge the Assumed Liabilities in accordance with their terms.

      9.7. MODIFICATION AND WAIVER. No modification or waiver of any provision of this Agreement and no consent by either Party to any departure therefrom shall be effective unless in a writing referencing the particular section of this Agreement to be modified or waived and signed by a duly authorized signatory of each Party, and the same will only then be effective for the period and on the conditions and for the specific instances and purposes specified in such writing.

      9.8. GOVERNING LAW. This Agreement has been delivered at and shall be deemed to have been made in Westchester County, New York, and all matters arising from or relating in any manner to the subject matter of this Agreement or any other Operative Agreement shall be interpreted, and the rights and liabilities of the Parties determined, in accordance with the laws of the State of New York applicable to agreements executed, delivered and performed within such State, without regard to the principles of conflicts of laws thereof. As part of the consideration for value received, each of the Parties hereby consents to the exclusive jurisdiction of any state or federal court located within the county of Westchester in the State of New York with respect to all matters arising from or relating in any manner to the subject matter of this Agreement or any other Operative Agreement. With respect to all matters arising from or relating in any manner to the subject matter of this Agreement or any other Operative Agreement, each of the Parties hereby: (i) waives trial by jury,
(ii) waives any objection to New York venue of any action instituted hereunder, and (iii) consents to the granting of such legal or equitable relief as is deemed appropriate by any aforementioned court.

      9.9. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and shall be effective (a) when delivered by messenger or courier, or (b) five days after deposit for mailing by registered or certified mail, postage prepaid, return receipt requested, when also transmitted by telecopy as follows:

                       (a) if to Seller, to:
                           International Business Machines Corporation

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Confidential.

                           New Orchard Road
                           Armonk, New York 10504

                           Attention:  David Johnson

                                       Vice President, Corporate Development
                          Telecopy:    (914) 499-7803

                           with a copy at the same address to:

                           Attention:  Gregory C. Bomberger, Esq.
                           Telecopy:   914-499-6006

                       (b) if to Buyer, to:
                           Hifn, Inc.
                           750 University Avenue, Suite 200
                           Los Gatos, CA 95032 - 7697
                           Attention: William Walker, Chief Financial Officer
                           Telecopy:  408-399-3501

                           with a copy at the same address to:

                           Attention: Sue Allen, Contracts Administration
                           Telecopy: 408-399-3501

or to such Person or address as either of the Parties shall hereafter designate to the other from time to time by similar written notice.

      9.10. ASSIGNMENT. This Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, the successors and assigns of the Parties; provided, that no Party may assign its rights hereunder without the written consent of the other Party.

      9.11. COUNTERPARTS. This Agreement may be executed by the Parties hereto in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

      9.12. NO THIRD PARTY BENEFICIARIES. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted successors and assigns, any legal or equitable rights hereunder.

      9.13. ENTIRE AGREEMENT. This Agreement, together with the other Operative Agreements, and the Confidentiality Agreement compose the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and representations, oral or written, between Buyer and Seller relating hereto or thereto.


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
      9.14. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not limit or otherwise affect the meaning or interpretation of this Agreement.

      IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized signatories as of the date and year first above written.

INTERNATIONAL BUSINESS
MACHINES CORPORATION

By:  /s/ David L. Johnson
     --------------------------
Name: David L. Johnson

Title: VP Corporate Development


HIFN, INC.

By:  /s/ Chris Kenber
    ---------------------------
Name: Chris Kenber

Title: Chief Executive Officer

Asset Purchase Agreement                24                        Execution Copy
Confidential.